Exhibit 99.4

Ford Motor Company and Subsidiaries
SECTOR BALANCE SHEET
(in millions)

	September 30,	December 31,
	2003	2002

	(unaudited)
ASSETS
Automotive
Cash and cash equivalents	$6,817	$5,180
Marketable securities	12,226	17,464
Loaned securities	6,942	—

Total cash, marketable and loaned securities	25,985	22,644
Receivables, net	2,755	2,065
Inventories	10,085	6,980
Deferred income taxes	3,358	3,462
Other current assets	5,514	4,551
Current receivable from Financial Services	637	1,062

Total current assets	48,334	40,764
Equity in net assets of affiliated companies	1,858	2,470
Net property	40,471	36,364
Deferred income taxes	11,039	11,694
Goodwill	5,212	4,805
Other intangible assets	837	812
Assets of discontinued/held-for-sale operations	—	98
Other assets	11,408	10,783

Total Automotive assets	119,159	107,790
Financial Services
Cash and cash equivalents	21,070	7,070
Investments in securities	1,323	807
Finance receivables, net	109,173	97,030
Net investment in operating leases	33,761	40,055
Retained interest in sold receivables	10,203	17,618
Goodwill	763	752
Other intangible assets	241	248
Assets of discontinued/held-for-sale operations	—	2,406
Other assets	15,272	16,643
Receivable from Automotive	3,947	4,803

Total Financial Services assets	195,753	187,432

Total assets	$314,912	$295,222

LIABILITIES AND STOCKHOLDERS’ EQUITY
Automotive
Trade payables	$15,797	$14,606
Other payables	2,710	2,485
Accrued liabilities	31,348	27,644
Debt payable within one year	976	557

Total current liabilities	50,831	45,292
Senior debt	14,149	13,607
Subordinated debt	5,843	—

Total long-term debt	19,992	13,607
Other liabilities	48,849	46,886
Deferred income taxes	338	303
Liabilities of discontinued/held-for-sale operations	24	138
Payable to Financial Services	3,947	4,803

Total Automotive liabilities	123,981	111,029
Financial Services
Payables	2,235	1,890
Debt	159,268	148,058
Deferred income taxes	11,521	11,644
Other liabilities and deferred income	8,491	9,448
Liabilities of discontinued/held-for-sale operations	—	831
Payable to Automotive	637	1,062

Total Financial Services liabilities	182,152	172,933
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated debentures of the Company	—	5,670
Minority interests	589	—
Stockholders’ equity
Capital stock
Common Stock, par value $0.01 per share (1,837 million shares issued)	18	18
Class B Stock, par value $0.01 per share (71 million shares issued)	1	1
Capital in excess of par value of stock	5,432	5,420
Accumulated other comprehensive income/(loss)	(4,756)	(6,531)
Treasury stock	(1,903)	(1,977)
Earnings retained for use in business	9,398	8,659

Total stockholders’ equity	8,190	5,590

Total liabilities and stockholders’ equity	$314,912	$295,222